Exhibit 99.1

Cross Country Healthcare Announces New Executive Leadership

BOCA RATON, Fla.--(BUSINESS WIRE)--January 25, 2021--Cross Country Healthcare, Inc. (Nasdaq: CCRN), a leading provider of total talent management, including workforce solutions, contingent staffing, permanent placement and other consultative services for healthcare clients, announced that John A. Martins, 52, has joined the Company as Group President, Nurse and Allied, effective today.

Mr. Martins has over 15 years of experience in the healthcare staffing industry, including extensive knowledge of travel nurse and allied, per diem, locum tenens and education staffing services. John also has a keen understanding of developing and deploying digital innovation and technology. From 2008 to 2015, Mr. Martins served as the President of Onward Healthcare and in various other positions where he reported to Kevin C. Clark, the Co-founder and CEO of the Company. Upon the sale of Onward Healthcare to AMN Healthcare in January 2015, Mr. Martins became a SVP, General Manager of AMN where he was responsible for its per diem and its international staffing business through October 2017. Most recently, Mr. Martins served as SVP of Operations Strategy for Aya Healthcare, where he was responsible for Aya’s operations strategy, and ran point on acquisition efforts.

Kevin C. Clark, Co-founder and CEO of the Company said, “John has been an industry leading executive for many years, is well known throughout the industry and has a proven track record for driving growth and profitable results. I am excited to work with him again – along with our entire team – to enter our next phase of growth and market leadership.”

About Cross Country Healthcare

Cross Country Healthcare, Inc. (“CCH”) is a leader in providing total talent management, including strategic workforce solutions, contingent staffing, permanent placement, and other consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers, while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction.

Copies of this and other news releases, as well as additional information about Cross Country Healthcare, can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com